UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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CPI CORP.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
STARBOARD VALUE & OPPORTUNITY FUND, LLC
RAMIUS MERGER ARBITRAGE MASTER FUND LTD
RAMIUS MULTI-STRATEGY MASTER FUND LTD
RAMIUS LEVERAGED MULTI-STRATEGY MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
PETER A. FELD
JOSEPH C. IZGANICS

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of stockholders of CPI Corp., a Delaware corporation.

On June 30, 2009, Ramius issued the following press release:

RISKMETRICS GROUP SUPPORTS RAMIUS FOR BOARD CHANGE AT CPI CORP

The Leading Independent Proxy Voting Advisory Firm Recommends CPI Stockholders Vote the GOLD Proxy Card to Elect Both Peter A. Feld and Joseph C. Izganics to Replace Michael Koeneke and Turner White on the CPI Board

Expresses Concerns with Chairman David Meyer’s Compensation Arrangements and CPI’s Corporate Governance Practices

States that Mr. Meyer’s Performance-Based Equity Awards as a Non-Executive Chairman and Relatively High Compensation are Not Justified and that Greater Board Oversight is Warranted

NEW YORK, NY – June 30, 2009 – RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (collectively, “Ramius”), today announced that RiskMetrics Group (“RiskMetrics” or “RMG”), the leading independent proxy voting advisory and risk management consulting firm to the global financial community, has recommended that stockholders of CPI Corp. (“CPI” or the "Company”) (NYSE: CPY) vote on Ramius’s GOLD proxy card to elect Ramius nominees Peter A. Feld and Joseph C. Izganics to the Board of Directors of CPI to replace current CPI directors Michael Koeneke and Turner White. Ramius is the largest stockholder of CPI, owning approximately 23% of the Company's outstanding shares of Common Stock.

Excerpts of RiskMetrics’ Analysis & Recommendation

On the Company’s governance and need for greater Board oversight:

·
“We believe the company’s governance as it relates to the COB’s (Chairman of the Board) duties and compensation is not in accordance with best practices. In particular, given the magnitude of Mr. Meyer’s compensation as a non-executive chairman, the unusual performance based compensation arrangement and the potential for conflicts of interest in such an arrangement, we feel greater board oversight is warranted.”

On Chairman David Meyer’s Troublesome Compensation Arrangements:

·
“In all regards, Mr. Meyer appears to be paid like an executive chairman but has a non-executive chairman title. That said, shareholders may be essentially paying for two CEOs as opposed to one compared to most companies. Paying for two CEOs raises concerns especially if the level of compensation is similar and the delineation of duties and authority between the CEO and chairman are not fully disclosed. In this case, RMG has concerns with the compensation committee’s stewardship, in particular the lack of justification behind Mr. Meyer’s performance-based equity awards as a non-executive chairman and relatively high compensation.”

"Being that Mr. Meyer is a non-executive chairman but paid comparable to a named executive officer, RMG believes that his compensation should be included in the Summary Compensation Table instead of the Director Compensation Table so that shareholders are aware of the potential magnitude of payments."

On Who Should Bear the Responsibility for Chairman Meyer’s Troublesome Compensation Arrangements:

·
“Additionally, we note that Mr. Feld was elected as a director on July 17, 2008 (nominated on June 23, 2008), shortly prior to finalization of Mr. Myers’ 2008 compensation agreement on Sept. 22, 2008. As such, given that the dissidents had opposed the COB compensation and the fact that Mr. Feld had been on the board for a relatively short period at the time of the COB compensation agreement, we believe that he shares limited responsibility for it. In comparison, Mr. White and Mr. Koeneke, as long standing members of the compensation committee, must assume greater responsibility for its stewardship. Finally, we note while Mr. Koeneke is deemed independent as per RMG and exchange standards, we note that he has been affiliated with Mr. Myers’ through Knightspoint Partners LLC, a company they co-founded in March 2003.” (emphasis added)

On Ramius’s Director Nominees:

·	“In sum, we feel the complimentary (sic) skills in finance and specialty retail sales and marketing will benefit the board.”

·
“Mr. Feld brings finance and investment banking experience to the board. Further, as a direct representative of the company’s largest shareholder, we feel Mr. Feld’s interest will likely be aligned with shareholders and the board will benefit from another independent shareholder voice.”

·	“Mr. Izganics brings additional specialty retail experience from his 20 years with Home Depot.”

On RiskMetrics’s Recommendation:

·	“We therefore recommend shareholders vote the dissident GOLD card FOR nominees Feld, Izganics, Abel, Finkelstein, Glazer and Meyer.”

Ramius Partner Mark R. Mitchell stated, “RiskMetrics’s support provides significant validation to our concerns about the current CPI Board, specifically the undue influence being exerted on the Board by Knightspoint Partners, material conflicts of interest on the CPI Board and Chairman Meyer’s questionable compensation arrangements.  They clearly recognize that the election of our nominees would help create a more balanced, independent, and experienced Board, which is in the best interests of all CPI stockholders.”

Concluded Mitchell, “We urge our fellow stockholders to send a message to the current Board by voting their GOLD proxy card today to elect Ramius’s director nominees who are firmly committed to the future success of CPI Corp.”

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Luxembourg.

Media Contact:
Peter Feld
Ramius LLC
(212) 201-4878

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2009 annual meeting of stockholders of CPI Corp., a Delaware corporation (the “Company”).

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in this proxy solicitation are Value and Opportunity Master Fund, Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), Starboard Value & Opportunity Fund, LLC (“Starboard Value & Opportunity Fund”), Ramius Merger Arbitrage Master Fund Ltd (“Merger Arbitrage Master Fund”), Ramius Multi-Strategy Master Fund Ltd (“Multi-Strategy Master Fund”), Ramius Leveraged Multi-Strategy Master Fund Ltd (“Leveraged Multi-Strategy Master Fund”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Peter A. Feld (“Mr. Feld”) and Joseph C. Izganics (“Mr. Izganics”).

As of the date hereof, Value and Opportunity Master Fund beneficially owned 797,988 shares of Common Stock, Starboard Value and Opportunity Fund beneficially owned 212,040 shares of Common Stock, Merger Arbitrage Master Fund beneficially owned 192,000 shares of Common Stock, Leveraged Multi-Strategy Master Fund beneficially owned 29,213 shares of Common Stock, Multi-Strategy Master Fund beneficially owned 179,614 shares of Common Stock and Enterprise Master Fund beneficially owned 202,054 shares of Common Stock.  As of the date hereof, RCG Starboard Advisors (as the investment manager of Value and Opportunity Master Fund and the managing member of Starboard Value and Opportunity Fund) is deemed to be the beneficial owner of the (i) 797,988 shares of Common Stock owned by Value and Opportunity Master Fund and (ii) 212,040 shares of Common Stock owned by Starboard Value and Opportunity Fund.  As of the date hereof, Ramius Advisors (as the investment advisor of Multi-Strategy Master Fund, Merger Arbitrage Master Fund, Leveraged Multi-Strategy Master Fund and Enterprise Master Fund) is deemed to be the beneficial owner of the (i) 179,614 shares of Common Stock owned by Multi-Strategy Master Fund, (ii) 192,000 shares of Common Stock owned by Merger Arbitrage Master Fund, (iii) 29,213 shares of Common Stock owned by Leveraged Multi-Strategy Master Fund, and (iv) 202,054 shares of Common Stock owned by Enterprise Master Fund.  As of the date hereof, Ramius (as the sole member of each of RCG Starboard Advisors and Ramius Advisors), C4S (as the managing member of Ramius) and Messrs. Cohen, Stark, Strauss and Solomon (as the managing members of C4S) are deemed to be the beneficial owners of the (i) 797,988 shares of Common Stock owned by Value and Opportunity Master Fund, (ii) 212,040 shares of Common Stock owned by Starboard Value and Opportunity Fund, (iii) 179,614 shares of Common Stock owned by Multi-Strategy Master Fund, (iv) 192,000 shares of Common Stock owned by Merger Arbitrage Master Fund, (v) 29,213 shares of Common Stock owned by Leveraged Multi-Strategy Master Fund, and (vi) 202,054 shares of Common Stock owned by Enterprise Master Fund.  Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock owned by Value and Opportunity Master Fund, Starboard Value and Opportunity Fund, Multi-Strategy Master Fund, Merger Arbitrage Master Fund, Leveraged Multi-Strategy Master Fund and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such shares of Common Stock.

As of the date hereof, Mr. Feld holds 5,252 shares of restricted stock awarded under the Company’s Omnibus Incentive Plan that vest in full on February 6, 2010.  As of the date hereof, Mr. Izganics directly owns 500 shares of Common Stock.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants.  Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.